EXHIBIT 99.1

LADENBURG REPORTS
THIRD QUARTER 2019 FINANCIAL RESULTS

Highlights:

•	Third quarter 2019 revenues of $374.5 million, up 7.4% compared to prior year period

•	Nine month 2019 revenues of $1.074 billion, up 3.6% compared to prior year period

•	Third quarter 2019 net income of $11.3 million and EBITDA, as adjusted, of $31.1 million

•	Nine month 2019 net income of $22.2 million and EBITDA, as adjusted, of $78.2 million

•	Record client assets of $181.1 billion at September 30, 2019, including record advisory assets under management of $90.4 billion

•	Recurring revenue of 77.0% for the trailing 12 months ended September 30, 2019 in independent advisory and brokerage services segment

•	Shareholders’ equity of $248.8 million at September 30, 2019

MIAMI, FL, November 8, 2019 -- Ladenburg Thalmann Financial Services Inc. (NYSE American: LTS, LTS PrA, LTSL, LTSF, LTSK, LTSH) today announced financial results for the three and nine months ended September 30, 2019.

Richard Lampen, Chairman, President and CEO of Ladenburg, said, “We are very pleased to report another quarter with continued robust growth in client assets as well as revenues and profitability. During the third quarter 2019, solid execution by our management team, together with stable equity markets, contributed to our strong performance. We remain focused on continuing our consistent growth with the support of our $248.8 million of shareholders’ equity and over $250 million of cash and cash equivalents and creating value for all our employees, financial advisors and shareholders.”

Adam Malamed, Executive Vice President and Chief Operating Officer of Ladenburg, said, “All segments of our businesses continued to perform well in the third quarter, with revenues of $374.5 million, a 7.4% increase from the prior year period, and a 22.8% increase in adjusted EBITDA, to $31.1 million.

The continued growth of our nationwide network of approximately 4,400 independent financial advisors reflects our successful recruiting efforts of talented advisors over the past three years. Total client assets grew to a record $181.1 billion and advisory assets under management increased to a record $90.4 billion, up 3.2% and 12.9%, respectively, on a year-over-year basis. Our strong performance validates the strengths of our ongoing strategic initiatives to add significant value to the businesses of financial advisors, especially with respect to aligning the intellectual capital, technology and growth platforms that are crucial to supporting the productivity and professional growth of financial advisors.”

For the Three and Nine Months Ended September 30, 2019 (See Table 1)
Third quarter 2019 revenues were $374.5 million, a 7.4% increase from revenues of $348.9 million in the third quarter of 2018. Commissions revenue for the third quarter of 2019 increased by 4.8% to $180.4 million from $172.1 million for the comparable period in 2018, primarily due to an increase in our insurance brokerage segment due to the acquisition of certain assets of Kestler Financial Group by Highland, partially offset by a decrease in our independent advisory and brokerage services segment due to a decrease in mutual fund trailing commissions, fewer equity trades and decreased sales of alternative investments. Advisory fee revenue for the three months ended September 30, 2019 increased by 6.6% to $132.8 million from $124.6 million for the comparable period in 2018, primarily due to higher advisory asset balances as a result of improved market conditions. Investment banking revenue for the third quarter of 2019 increased by 87.3% to $18.7 million from $10.0 million for the comparable period in 2018, due to an increase in capital raising revenue, partially offset by a decrease in strategic advisory services revenue. Service fees revenue for the third quarter of 2019 increased by 8.5% to $31.1 million from $28.7 million for the comparable period, primarily due to increased revenues from our cash sweep programs.

Net income attributable to the Company for the third quarter quarter of 2019 was $11.4 million, as compared to net income attributable to the Company of $9.4 million in the third quarter of 2018, primarily due to an increase in revenues, partially offset by increased overall expenses. Net income available to common shareholders, after payment of preferred dividends, was $2.7 million or $0.02 per basic and diluted common share for the third quarter of 2019, as compared to net income available to common shareholders of $0.9 million or $0.00 per basic and diluted common share in the comparable 2018 period. The third quarter 2019 results included $4.0 million of income tax expense, $6.8 million of non-cash charges for depreciation, amortization and compensation, $0.1 million of amortization of retention and forgivable loans, $3.0 million of amortization of contract acquisition costs and $6.2 million of interest expense.

The third quarter 2018 results included $3.2 million of income tax expense, $7.2 million of non-cash charges for depreciation, amortization and compensation, $0.1 million of amortization of retention and forgivable loans, $2.5 million of amortization of contract acquisition costs and $3.2 million of interest expense.

For the nine months ended September 30, 2019, the Company had revenues of $1.074 billion, a 3.6% increase from revenues of $1.036 billion for the comparable 2018 period. Net income attributable to the Company for the nine months ended September 30, 2019 was $22.3 million, as compared to net income attributable to the Company of $24.2 million in the comparable 2018 period. Net loss available to common shareholders, after payment of preferred dividends, was $3.7 million or ($0.03) per basic and diluted common share for the nine months ended September 30, 2019, as compared to net loss available to common shareholders of $1.3 million or ($0.01) per basic and diluted common share in the comparable 2018 period. The results for the nine months ended September 30, 2019 included $7.4 million of income tax expense, $21.5 million of non-cash charges for depreciation, amortization and compensation, $0.4 million of amortization of retention and forgivable loans, $8.6 million of amortization of contract acquisition costs and $16.8 million of interest expense. The comparable 2018 results included $10.0 million of income tax expense, $21.9 million of non-cash charges for depreciation, amortization and compensation, $0.3 million of amortization of retention and forgivable loans, $7.1 million of amortization of contract acquisition costs and $7.2 million of interest expense.

Recurring Revenues
For the trailing twelve months ended September 30, 2019, recurring revenues, which consist of advisory fees, trailing commissions, cash sweep revenues and certain other fees, represented approximately 77.0% of revenues from the Company’s independent advisory and brokerage services segment.

EBITDA, as adjusted (See Table 2)
EBITDA, as adjusted, for the third quarter of 2019 was $31.1 million, an increase of 22.8% from $25.3 million in the comparable 2018 period. Attached hereto as Table 2 is a reconciliation of net income attributable to the Company as reported (see “Non-GAAP Financial Measures” below) to EBITDA, as adjusted. EBITDA, as adjusted, for the nine months ended September 30, 2019 was $78.2 million, an increase of 9.6% from $71.3 million for the prior year period.

The increase in EBITDA, as adjusted, for the third quarter of 2019 was primarily attributable to increased capital markets activity in our Ladenburg segment, an increase in our insurance brokerage segment due to the acquisition of certain assets of Kestler Financial Group by Highland, and an increase in our independent advisory and brokerage services segment as a result of increased revenue from our cash sweep programs. The increase in EBITDA, as adjusted, for the nine months ended September 30, 2019 was primarily attributable to increases in our independent advisory and brokerage services segment as a result of increased revenue from our cash sweep programs and our insurance brokerage segment due to the acquisition of certain assets of Kestler Financial Group by Highland.

Client Assets
At September 30, 2019, total client assets under administration were $181.1 billion, a 3.2% increase from $175.5 billion at September 30, 2018. Advisory assets under management were $90.4 billion at September 30, 2019, a 12.9% increase from $80.1 billion at September 30, 2018. At September 30, 2019, client assets included cash balances of approximately $4.3 billion, including approximately $3.9 billion participating in our cash sweep programs.

Stock Repurchases
In April 2019, our board of directors authorized the repurchase of up to an additional 10,000,000 shares of our common stock from time to time on the open market or in privately negotiated transactions depending on market conditions. From the inception of its stock repurchase program in March 2007 through September 30, 2019, the Company has repurchased 85,953,423 shares of its common stock at a total cost of approximately $209.1 million, including purchases outside its stock repurchase program, representing an average price per share of $2.43. As of November 7, 2019, the Company has the authority to repurchase an additional 10,273,937 shares under its current repurchase plan.

Non-GAAP Financial Measures
Earnings before interest, taxes, depreciation and amortization, or EBITDA, as adjusted for acquisition-related expense, amortization of retention and forgivable loans, amortization of contract acquisition costs, change in fair value of contingent consideration related to acquisitions, non-cash compensation expense, financial advisor recruiting expense and other expense, which includes excise and franchise tax expense, severance costs and compensation expense that may be paid in stock, is a key metric the Company uses in evaluating its financial performance.

EBITDA, as adjusted, is considered a non-GAAP financial measure as defined by Regulation G promulgated by the SEC under the Securities Act of 1933, as amended. The Company considers EBITDA, as adjusted, important in evaluating its financial performance on a consistent basis across various periods. Due to the significance of non-cash and non-recurring items, EBITDA, as adjusted, enables the Company’s Board of Directors and management to monitor and evaluate the business on a consistent basis. The Company uses EBITDA, as adjusted, as a primary measure, among others, to analyze and evaluate financial and strategic planning decisions regarding future operating investments and potential acquisitions. The Company believes that EBITDA, as adjusted, eliminates items that are not indicative of its core operating performance, such as amortization of retention and forgivable loans, amortization of contract acquisition costs and financial advisor recruiting expenses, or do not involve a cash outlay, such as stock-related compensation, which is expected to remain a key element in our long-term incentive compensation program. EBITDA, as adjusted, should be considered in addition to, rather than as a substitute for, income (loss) before income taxes, net income (loss) and cash flows provided by (used in) operating activities.

About Ladenburg
Ladenburg Thalmann Financial Services Inc. (NYSE American: LTS, LTS PrA, LTSL, LTSF, LTSK, LTSH) is a publicly-traded diversified financial services company based in Miami, Florida. Ladenburg’s subsidiaries include industry-leading independent advisory and brokerage (IAB) firms Securities America, Triad Advisors, Securities Service Network, Investacorp, and KMS Financial Services, as well as Premier Trust, Ladenburg Thalmann Asset Management, Highland Capital Brokerage, a leading independent life insurance brokerage company and a full-service annuity processing and marketing company, and Ladenburg Thalmann & Co. Inc., an investment bank which has been a member of the New York Stock Exchange for over 135 years. The Company is committed to investing in the growth of its subsidiaries while respecting and maintaining their individual business identities, cultures, and leadership. For more information, please visit www.ladenburg.com.

Contact:    Emily Claffey / Benjamin Spicehandler
Sard Verbinnen & Co
212-687-8080
# # #
This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding future financial performance, future growth, growth of our independent advisory and brokerage business, growth of our investment banking business, future levels of recurring revenue, future synergies, recruitment of financial advisors, future investments, future dividends and future repurchases of common stock. These statements are based on management’s current expectations or beliefs and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive and/or regulatory factors, including the SEC’s proposed rules and interpretations concerning the standards of conduct for broker dealers and investment advisers when dealing with retail investors, future cash flows, a change in the Company’s dividend policy by the Company’s Board of Directors (which has the ability in its sole discretion to increase, decrease or eliminate entirely the Company’s dividend at any time) and other risks and uncertainties affecting the operation of the Company’s business. These risks, uncertainties and contingencies include those set forth in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2018 and other factors detailed from time to time in its other filings with the Securities and Exchange Commission. The information set forth herein should be read in light of such risks. Further, investors should keep in mind that the Company’s quarterly revenue and profits can fluctuate materially depending on many factors, including the number, size and timing of completed offerings and other transactions. Accordingly, the Company’s revenue and profits in any particular quarter may not be indicative of future results. The Company is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise, except as required by law.
[Financial Tables Follow]

TABLE 1
LADENBURG THALMANN FINANCIAL SERVICES INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except share and per share amounts)
(Unaudited)

	Three Months Ended			Nine Months Ended
	September 30,		%	September 30,		%
	2019	2018	Change	2019	2018	Change
Revenues:
Commissions	$180,395	$172,108	4.8%	$527,076	$515,775	2.2%
Advisory fees	132,763	124,550	6.6%	372,664	361,571	3.1%
Investment banking	18,692	9,982	87.3%	40,060	38,201	4.9%
Principal transactions	(258)	45	nm	1,271	445	185.6%
Interest and dividends	1,474	1,434	2.8%	4,018	3,301	21.7%
Service fees	31,137	28,702	8.5%	95,727	81,189	17.9%
Other income	10,329	12,054	(14.3)%	32,751	35,533	(7.8)%
Total revenues	374,532	348,875	7.4%	1,073,567	1,036,015	3.6%
Expenses:
Commissions and fees	260,072	249,672	4.2%	749,522	735,388	1.9%
Compensation and benefits	54,026	44,905	20.3%	154,514	140,727	9.8%
Non-cash compensation	1,536	1,380	11.3%	4,474	4,442	0.7%
Brokerage, communication and clearance fees	3,392	3,734	(9.2)%	10,956	11,994	(8.7)%
Rent and occupancy, net of sublease revenue	2,648	2,566	3.2%	7,962	7,446	6.9%
Professional services	4,810	4,531	6.2%	14,514	14,860	(2.3)%
Interest	6,218	3,206	93.9%	16,840	7,226	133.0%
Depreciation and amortization	5,246	5,845	(10.2)%	17,057	17,416	(2.1)%
Acquisition-related expenses	—	—	0.0%	24	913	(97.4)%
Amortization of retention and forgivable loans	139	97	43.3%	391	280	39.6%
Amortization of contract acquisition costs	2,988	2,488	20.1%	8,639	7,059	22.4%
Other	18,067	17,740	1.8%	58,746	53,922	8.9%
Total expenses	359,142	336,164	6.8%	1,043,639	1,001,673	4.2%
Income before item shown below	15,390	12,711	21.1%	29,928	34,342	(12.9)%
Change in fair value of contingent consideration	(93)	(54)	(72.2)%	(290)	(165)	(75.8)%
Income before income taxes	15,297	12,657	20.9%	29,638	34,177	(13.3)%
Income tax expense	4,020	3,207	25.4%	7,421	9,953	(25.4)%
Net income	11,277	9,450	19.3%	22,217	24,224	(8.3)%
Net (loss) income attributable to noncontrolling interest	(79)	13	nm	(58)	22	nm
Net income attributable to the Company	$11,356	$9,437	20.3%	$22,275	$24,202	(8.0)%
Dividends declared on preferred stock	(8,702)	(8,507)	2.3%	(25,987)	(25,523)	1.8%
Net income (loss) available to common shareholders	$2,654	$930	185.4%	$(3,712)	$(1,321)	(181.0)%
Net income (loss) per common share available to common shareholders (basic)	$0.02	$0.00	nm	$(0.03)	$(0.01)	(200.0)%
Net income (loss) per common share available to common shareholders (diluted)	$0.02	$0.00	nm	$(0.03)	$(0.01)	(200.0)%

Weighted average common shares used in computation of per share data:
Basic	143,092,912	196,381,910	(27.1)%	143,281,873	196,281,283	(27.0)%
Diluted	147,960,009	208,387,236	(29.0)%	143,281,873	196,281,283	(27.0)%
nm - not meaningful

TABLE 2
LADENBURG THALMANN FINANCIAL SERVICES INC.

The following table presents a reconciliation of net income attributable to the Company as reported to EBITDA, as adjusted for the three and nine months ending September 30, 2019 and 2018:

	Three months ended			Nine Months Ended
	September 30,			September 30,
(Unaudited; amounts in thousands)	2019	2018	% Change	2019	2018	% Change
Total revenues	$374,532	$348,875	7.4%	$1,073,567	$1,036,015	3.6%
Total expenses	359,142	336,164	6.8%	1,043,639	1,001,673	4.2%
Income before income taxes	15,297	12,657	20.9%	29,638	34,177	(13.3)%
Net income attributable to the Company	11,356	9,437	20.3%	22,275	24,202	(8.0)%

Reconciliation of net income attributable to the Company to EBITDA, as adjusted:

Net income attributable to the Company	$11,356	$9,437	20.3%	$22,275	$24,202	(8.0)%
Less:
Interest income	(882)	(810)	8.9%	(2,138)	(1,688)	26.7%
Change in fair value of contingent consideration	93	54	72.2%	290	165	75.8%
Add:
Interest expense	6,218	3,206	93.9%	16,840	7,226	133.0%
Income tax expense	4,020	3,207	25.4%	7,421	9,953	(25.4)%
Depreciation and amortization	5,246	5,845	(10.2)%	17,057	17,416	(2.1)%
Non-cash compensation expense	1,536	1,380	11.3%	4,474	4,442	0.7%
Amortization of retention and forgivable loans	139	97	43.3%	391	280	39.6%
Amortization of contract acquisition costs	2,988	2,488	20.1%	8,639	7,059	22.4%
Financial advisor recruiting expense	9	115	(92.2)%	18	291	(93.8)%
Acquisition-related expense	—	—	0.0%	24	913	(97.4)%
Other (1) (2)	363	290	25.2%	2,880	1,053	173.5%
EBITDA, as adjusted	$31,086	$25,309	22.8%	$78,171	$71,312	9.6%

(1)
Includes severance costs of $160 and $1,269, excise and franchise tax expense of $134 and $416, compensation expense that may be paid in stock of $399 and $1,256, non-recurring expenses related to a block repurchase of our common stock and other legal matters of $(55) and $214 and reversal of a write-off for a sublease commitment of $(275) for the three and nine months ended September 30, 2019.

(2)
Includes severance costs of $0 and $174, excise and franchise tax expense of $164 and $486 and compensation expense that may be paid in stock of $126 and $393 for the three and nine months ended September 30, 2018.